Exhibit (14)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm under the captions “Representations and Warranties” (paragraph 4.1(i)) of the Form of Agreement and Plan of Reorganization for the Munder Technology Fund (the “Fund”), included in the Proxy Statement/Prospectus that forms part of the Registration Form N-14 of the Fund (the “N-14 Registration Statement”) and to the references to our firm under the caption “Financial Highlights” in the Funds’ Prospectus and “Independent Registered Public Accounting Firm” in the Funds’ Statements of Additional Information, which are included in the N-14 Registration Statement, and to the incorporation into the N-14 Registration Statement of our report dated August 20, 2009, on the financial statements and financial highlights of the Fund included in the Annual Report dated June 30, 2009.
/s/ ERNST & YOUNG LLP
Boston, Massachusetts
December 15, 2009